Exhibit 99.1

Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

MEADE INSTRUMENTS CORP. ANNOUNCES
RECEIPT OF ADDITIONAL DEFICIENCY NOTICE FROM NASDAQ

IRVINE, Calif. – July 21, 2006 – Meade Instruments Corp. (Nasdaq NM: MEAD) announced today that, on July 19, 2006, the Company received a letter from the NASDAQ Listing Qualifications Staff (the “NASDAQ Staff”) indicating that the Company’s failure to timely file the Form 10-Q for the quarter ended May 31, 2006, as required by NASDAQ Marketplace Rule 4310(c)(14), could serve as a separate basis for the delisting on the Company’s stock from The NASDAQ Global Market.

As previously announced, the Company received a delisting notice from the NASDAQ Staff based on the Company’s failure to timely file the Form 10-K for the fiscal year ended February 28, 2006. The Company requested a hearing before a NASDAQ Listing Qualifications Panel to appeal the determinations of the NASDAQ Staff, which has been scheduled to occur on August 3, 2006. At the hearing, the Company will present its plan to regain compliance with NASDAQ’s filing requirement via the filing of both the Form 10-K for the fiscal year ended February 28, 2006 and the Form 10-Q for the quarter ended May 31, 2006. The Company’s securities will remain listed on The NASDAQ Global Market pending the issuance of a formal decision by the NASDAQ Panel.

While the Company is hopeful that the Panel will grant Meade’s request for continued listing pending its return to compliance with the NASDAQ filing requirement, there can be no assurance that the Panel will grant the Company’s request.

ABOUT MEADE INSTRUMENTS

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars that address the needs of everyone from the casual observer to the serious sporting or birding observer under the Meade®, Simmons® and Bresser® brand names. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com.

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations. Such statements, including the Company’s continued listing on The Nasdaq National Market and the filing of its Form 10-K for the fiscal year ended February 28, 2006, involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: the timing and outcome of the Nasdaq hearing and the timing and outcome of the independent evaluation and SEC informal inquiry regarding the Company’s stock option grant practices previously reported. For additional information, refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent quarterly and annual reports on Forms 10-Q and Form 10-K .

Contact:
Meade Instruments Corp.
Brent Christensen, 949-451-1450
Fax: 949-451-1460
or
The Piacente Group, Inc.
Brandi Piacente, 212-481-2050
brandi@tpg-ir.com